UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                FORM 8-K

                             CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                           September 28, 2001
                           ------------------
                            (Date of Report)


                             ENTROPIN, INC.
                             --------------
         (Exact name of registrant as specified in its charter)


          Colorado              33-23693              84-1090424
----------------------------  ------------       -------------------
(State or other jurisdiction   (Commission          (IRS Employer
     of incorporation)        File Number)       Identification No.)


               45926 Oasis Street, Indio, California 92201
               -------------------------------------------
      (Address of principal executive offices, including zip code)


                             (760) 775-8333
                             --------------
          (Registrant's telephone number, including area code)

                                   N/A
                                  ----
      (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.
---------------------

     Entropin, Inc. ("Entropin") issued the following press release on September 25, 2001:

                              NEWS RELEASE
                              ------------

             ENTROPIN TREATS FIRST PATIENT IN PHASE II/III
                      CLINICAL TRIAL OF ESTEROM(R)

         Planned enrollment of 150 patients over next six months


INDIO, CALIF. (SEPTEMBER 25, 2001) - Entropin, Inc. (NASDAQ: ETOP; ETOPW) today reported that its Phase II/III clinical trial has begun. The first patient in this study was treated with Esterom(R), a revolutionary new topical drug. Esterom(R) has the potential to replace other current therapeutics for treating impaired physical function resulting from painful soft tissue injuries and diseases - such as tendonitis, bursitis and lower back sprain.

The Phase II/III protocol was designed with the assistance of a Blue Ribbon Panel of medical experts and Entropin's distinguished Scientific and Medical Advisory Board. The study is being conducted at four clinical sites selected by Entropin. These are: The Cleveland Clinic in Ohio, ProHEALTH Associates in New York, Tampa Medical Research Group in Florida, and The Center for Rheumatology and Bone Disease Research in Maryland. These sites are recognized centers of excellence where the study will be led by principal investigators who are medical experts in orthopedics and rheumatology.

It is estimated that each year 50 million Americans suffer from shoulder and lower back pain. In a 1998 study, Front Line Strategic Management Consulting found no products that specifically treat impaired range of motion associated with back or shoulder sprain. Americans spend nearly $4.2 billion annually for pain relief on both prescription and over-the-counter drugs. While these treatments may help manage pain and discomfort, they do not treat diminished range of motion. In previous clinical studies, Esterom(R) was shown to be fast acting and demonstrated no significant side effects.

Entropin's President and Chief Executive Officer, Thomas G. Tachovsky, Ph.D., commented, "We are delighted to be starting Phase II/III clinical testing of Esterom(R) following a rigorous protocol design procedure. We are enthusiastic about the outcome of this study and look forward to achieving the efficacy levels required by the FDA". Dr. Tachovsky added, "We have established a positive working relationship with the FDA. As a result of our discussions, we anticipate the need for at least one additional clinical study beyond the Phase II/III trial."

The Phase II/III Study is a double blind, placebo-controlled study designed to treat 150 patients for shoulder pain and disability. Each patient will receive treatments of 10% Esterom(R) solution on three consecutive days with a seven day follow-up period. The study has clearly defined endpoints and will employ validated measurement tools to determine the effect of Esterom(R) treatments. These tools include the Shoulder Pain and Disability Index (SPADI), a questionnaire

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
designed to assess improvement in pain and mobility associated with shoulder impairment, as well as pain and range of motion measurements.

The Company expects enrollment of the 150 patients to take approximately six months. Entropin has contracted with Medidata Solutions for state-of-the-art on-line centralized data capture to provide real-time monitoring and to shorten the time required to analyze the data when the study is complete. Based on the time required to recruit patients that meet the study's diagnostic entry criteria, the Company anticipates releasing the results of this study in the first half of 2002.

Entropin, Inc. is a specialty pharmaceutical research and development company focused on the development of Esterom(R), a revolutionary new topical product with the potential to replace other current therapeutics for treating impaired physical function resulting from painful soft tissue injuries and diseases -- such as tendonitis, bursitis and lower back sprain.


THIS NEWS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS THAT REFLECT ENTROPIN'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A VARIETY OF RISKS, UNCERTAINTIES, AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY SUCH FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED
TO: (1) THE ABILITY TO SUCCESSFULLY COMPLETE DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS, INCLUDING THE COST, SCOPE AND RESULTS OF PRECLINICAL AND CLINICAL TESTING; (2) THE ABILITY TO SUCCESSFULLY COMPLETE PRODUCT RESEARCH AND FURTHER DEVELOPMENT, INCLUDING PRE-CLINICAL AND CLINICAL STUDIES; (3) THE TIME, COST AND UNCERTAINTY OF OBTAINING REGULATORY APPROVALS; (4) THE ABILITY TO OBTAIN SUBSTANTIAL ADDITIONAL FUNDING; (5) THE ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS BEFORE COMPETITORS; AND (6) OTHER FACTORS DETAILED FROM TIME TO TIME IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               SIGNATURES
                               ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:  September 28, 2001          ENTROPIN, INC.



                                   By /s/ THOMAS G. TACHOVSKY
                                     -------------------------------
                                     Thomas G. Tachovsky
                                     President and Chief Executive Officer


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